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EXHIBIT 10.3

VOTING AGREEMENT AND IRREVOCABLE PROXY

        This VOTING AGREEMENT AND IRREVOCABLE PROXY, dated as of February 8, 2011 (as amended, this "Voting Agreement") between DHW Leasing, LLC, a South Dakota limited liability company ("DHW"), the undersigned shareholders listed on Schedule A hereto ("Shareholders", and each individually, "Shareholder") of Granite City Food & Brewery Ltd., a Minnesota corporation (the "Company"), Joel C. Longtin, an individual resident in South Dakota ("Longtin"), Steven J. Wagenheim, an individual resident in Minnesota ("Wagenheim"; Longtin and Wagenheim are collectively referred to as the "Proxies" herein), and Concept Development Partners, LLC ("Investor").

RECITALS

        WHEREAS, the Company and Investor have entered into a Stock Purchase Agreement dated the date hereof (the "Stock Purchase Agreement"), pursuant to which Investor will purchase 3,000,000 shares of newly issued convertible preferred stock from the Company (the "Preferred Stock Purchase Transaction"), and DHW, the Company, the Investor and certain other parties have entered into a Stock Repurchase Agreement dated the date hereof (the "Stock Repurchase Agreement"), pursuant to which the Company will repurchase 3,000,000 shares of its common stock from DHW (the "Stock Repurchase Transaction") (collectively, the Preferred Stock Purchase Transaction and the Stock Repurchase Transaction are referred to as the "Transactions," and the Stock Purchase Agreement and the Stock Repurchase Agreement are collectively referred to as the "Transaction Agreements"); and

        WHEREAS, the Company intends to ask its shareholders to approve the Transactions, as well as an option exchange program which would permit the Company's employees to exchange certain stock options for newly issued options (the "Option Exchange Program"), at a special meeting of the Company's shareholders and will be sending a proxy statement regarding those proposals (the "Proxy Statement"); and

        WHEREAS, the Company and Investor will incur substantial expenses in connection with the Transactions and may be required to pay break-up or termination fees as a result of the termination of the Transactions; and

        WHEREAS, in order to induce the Company and Investor to enter into the Transaction Agreements, each of the Shareholders is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") beneficially owned by such Shareholder and set forth across from Shareholder's name on Schedule A hereto (the "Original Shares" and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the "Shares").

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Certain Definitions.    In addition to terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Stock Purchase Agreement or the Stock Repurchase Agreement, as appropriate, which are incorporated by reference herein. For purposes of this Voting Agreement:

          (a)   "Affiliate" means, as to any specified Person, (i) any shareholder, equity- holder, officer, or director of such Person and their family, members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          (b)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

          (c)   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

        2.    Disclosure.    Each Shareholder hereby authorizes the Company to publish and disclose in the Proxy Statement and any and all other filings of the Company (including all documents and schedules filed with the SEC), and any press release or other disclosure document which the Company or Investor reasonably determines to be necessary or desirable in connection with the Transactions and the Option Exchange Program, Shareholder's identity and ownership of the Shares and the nature of Shareholder's commitments, arrangements and understandings under this Voting Agreement.

        3.    Voting of Company Stock.    Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Voting Agreement, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, he, she or it shall vote (or cause to be voted) the Shares held by Shareholder (i) in favor of approval of the Transactions, and in favor of approval of the Option Exchange Program, and any actions required in furtherance thereof and hereof, and (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Stock Purchase Agreement or the Stock Repurchase Agreement or of Shareholder under this Voting Agreement. Further, no Shareholder shall enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Notwithstanding the foregoing, nothing in this Section 3 shall require Shareholder to exercise any options with respect to the Shares.

        4.    Grant of Proxy; Appointment of Proxy.    Each Shareholder hereby irrevocably grants to, and appoints, Joel C. Longtin and Steven J. Wagenheim, or each of them individually, as Shareholder's proxies and attorneys-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares as set forth in Section 3 hereof. Shareholder shall not have any claim against such proxies and attorneys-in-fact, for any action taken, decision made or instruction given by such proxies and attorneys-in-fact in accordance with this Voting Agreement. This proxy and power of attorney shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Voting Agreement.

        5.    Covenants, Representations and Warranties of each Shareholder.    Each Shareholder hereby represents and warrants (with respect to such Shareholder only and not with respect to any other Shareholder) to, and agrees with, Investor as follows:

          (a)    Ownership of Shares.    Shareholder Beneficially Owns all of his, her or its Original Shares as set forth on Schedule A, and any other Beneficial Owners of such Shares are as set forth on Schedule A. Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, as set forth on Schedule A (collectively, "Options") and (ii) except for DHW's pledge of its Shares to the Banks (as defined in the Stock Repurchase Agreement) or pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

          (b)    Authorization.    Shareholder has the legal capacity, power and authority to enter into and perform all of his, her or its obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholders agreement, voting trust, trust or similar agreement. This Voting Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement enforceable against Shareholder in accordance with its terms.

          (c)    No Conflicts.    (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and (ii) the execution and delivery of this Voting Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will not (A) conflict with or result in any breach of the organizational documents of Shareholder (if applicable); (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or, obligation of any kind to which Shareholder is a party or by which Shareholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder or any of its properties or assets.

          (d)    No Encumbrances.    Except as applicable in connection with the Transactions and this Voting Agreement, the Shares at all times during the term hereof will be Beneficially Owned by Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

          (e)    No Solicitation.    Shareholder agrees not to take any action inconsistent with or in violation of Section 5.2 of the Stock Purchase Agreement.

          (f)    Restriction on Transfer, Proxies and Non-Interference.    Shareholder shall not, directly or indirectly (i) except as contemplated by the Transaction Agreements, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Shareholder's Shares or any interest therein, (ii) except as contemplated by this Voting Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder's obligations under this Voting Agreement.

          (g)    Reliance by Investor.    Shareholder understands and acknowledges that Investor is entering into the Transaction Agreements in reliance upon Shareholder's execution and delivery of this Voting Agreement.

        6.    Additional Shares.    Each Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of after the execution of this Voting Agreement, but excluding shares of Company Common Stock underlying unexercised options, shall be subject to the terms of this Voting Agreement and shall constitute Shares for all purposes of this Voting Agreement.

        7.    Stop Transfer Legend.

          (a)   Each Shareholder agrees and covenants that he, she or it shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Voting Agreement.

          (b)   Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in the Company's shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Transactions, the term "Shares" shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Voting Agreement.

        8.    Further Assurances.    From time to time, at the Company's request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

        9.    Shareholder Capacity.    Each of the Shareholders makes no agreement or understanding in this Agreement in Shareholder's capacity as a director or officer of the Company or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in his or her capacity as such a director or officer, including in exercising rights under the Transaction Agreements, and no such actions or omissions shall be deemed a breach of this Voting Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising his or her fiduciary duties as an officer or director to the Company or its shareholders.

        10.    Termination.    This Voting Agreement shall terminate upon the earlier of (a) the Closing or (b) the termination of the Stock Purchase Agreement in accordance with its terms.

        11.    Miscellaneous.

          (a)    Entire Agreement.    This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b)    Certain Events.    Subject to Section 5(f) hereof, each Shareholder agrees that this Voting Agreement and the obligations hereunder shall attach to each such Shareholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Shareholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

          (c)    Assignment.    This Voting Agreement shall not be assigned by operation of law or otherwise (i) by any Shareholder, without the prior written consent of Investor and the Proxies; or

  (ii) by the Investor, without the prior written consent of the Proxies, provided that Investor may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Investor, but no such assignment shall relieve Investor of its obligations hereunder if such assignee does not perform such obligations.

          (d)    Amendment and Modification.    This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

          (e)    Notices.    Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via facsimile; (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via facsimile upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

        If to a Shareholder, to the address set forth for such Shareholder on Schedule A to this Voting Agreement.

        If to the Company:

  Granite City Food & Brewery Ltd.
  5402 Parkdale Drive, Suite 101
  Minneapolis, MN 55416
  Facsimile: (952) 215-0661
  Attention: Corporate Secretary
  with a copy to:
  Briggs and Morgan, P.A.
  2200 IDS Center
  80 South Eighth Street
  Minneapolis, MN 55402
  Facsimile: (612) 977-8650
  Attention: Avron L. Gordon, Esq.
  If to Investor:
  Concept Development Partners, LLC
  5724 Calpine Drive
  Malibu, California 90265
  Facsimile: (310) 457-0256
  Attention: Dean Oakey
  with a copy to:
  CIC II L.P.
  500 Crescent Court, Suite 250
  Dallas, Texas 75201
  Facsimile: (214) 880-4491
  Attention: Fouad Bashour
  and
  Fulbright and Jaworski LLP
  1301 McKinney Street, Suite 5100

  Houston, Texas 77010
  Facsimile: (713) 651-5246
  Attention: Edward Rhyne
  If to Joel C. Longtin:
  3800 Country Club Boulevard
  Sioux City, IA 51104
  Facsimile: (712) 755-5824
  If to Steve Wagenheim:
  321 Westwood Drive North
  Golden Valley, MN 55422

          (f)    Severability.    Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g)    Specific Performance.    The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Voting Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h)    Remedies Cumulative.    All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative; and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i)    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law, or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j)    No Third Party Beneficiaries.    This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (k)    Governing Law.    This Voting Agreement will be governed and construed in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof.

          (l)    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH- THIS VOTING AGREEMENT.

          (m)    Description Headings.    The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

          (n)    Counterparts.    This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (o)    Recovery of Attorney's Fees.    In the event of any litigation between the parties relating to this Voting Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

[signature page follows]

        IN WITNESS WHEREOF, the Company, Investor and each of the Shareholders have caused this Voting Agreement to be duly executed as of the day and year first above written.

GRANITE CITY FOOD & BREWERY LTD.
By	/s/ STEVEN J. WAGENHEIM Name: Steven J. Wagenheim Title: President and Chief Executive Officer
CONCEPT DEVELOPMENT PARTNERS, LLC
By:	/s/ FOUAD BASHOUR Name: Fouad Bashour Title: Manager
SHAREHOLDERS: DHW LEASING, L.L.C.
By	/s/ DONALD A. DUNHAM, JR. Name: Donald A. Dunham, Jr. Title: Managing Member
/s/ DONALD A. DUNHAM, JR. Donald A. Dunham, Jr.
/s/ CHRISTINE E. DUNHAM Christine E. Dunham
/s/ CHARLES J. HEY Charles J. Hey
/s/ JOEL C. LONGTIN Joel C. Longtin
/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim

/s/ JAMES G. GILBERTSON James G. Gilbertson
/s/ DARIUS H. GILANFAR Darius H. Gilanfar
/s/ MONICA A. UNDERWOOD Monica A. Underwood

 Schedule A

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(1)
Donald A. Dunham, Jr.(2)	4,776,707	(3)
Charles J. Hey(4)	4,687,687	(5)
DHW(6)	4,666,666
Steven J. Wagenheim(7)	215,467	(8)
James G. Gilbertson	63,749	(9)
Darius H. Gilanfar	43,826	(10)
Milton D. Avery	10,000	(11)
Joel C. Longtin	9,570	(12)
Brian K. Gramm	5,000
David A. Timpe	5,000
All directors and executive officers as a group (10 persons)	5,162,171	(13)

*
Represents less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of February 1, 2011.

(2)
Mr. Dunham may be deemed to be the indirect beneficial owner of the securities held by DHW, L.L.C. The number of shares reported in this proxy statement as beneficially owned by Mr. Dunham includes the 4,666,666 shares held by DHW. The address of this shareholder is 230 S. Phillips Avenue, Suite 202, Sioux Falls, SD 57104.

(3)
Includes 64,097 shares purchasable upon the exercise of warrants held by Mr. Dunham, Dunham Capital Management, L.L.C. and Dunham Equity Management, L.L.C., two entities controlled by Mr. Dunham.

(4)
Mr. Hey may be deemed to be the indirect beneficial owner of the securities held by DHW. The number of shares reported in this proxy statement as beneficially owned by Mr. Hey includes the 4,666,666 shares held by DHW. The address of this shareholder is 1 South Pintail Place, Sioux Falls, SD 57105.

(5)
Includes 21,021 shares purchasable upon the exercise of warrants.

(6)
DHW has entered into a stock pledge agreement with each of Great Western Bank, CorTrust Bank and Dacotah Bank (collectively, the "Lenders"), each dated October 5, 2009, pursuant to which DHW has pledged 2,916,666 shares to Great Western Bank, 1,166,666 shares to CorTrust Bank and 583,333 shares to Dacotah Bank as collateral under its loan arrangements with the Lenders. Upon a default under such loan arrangements by DHW, the Lenders may exercise control over their respective portion of the shares, including exercising the right to vote and/or dispose of such portion of the shares. The address of this shareholder is 230 S. Phillips Avenue, Suite 202, Sioux Falls, SD 57104. DHW also has entered into the stock repurchase agreement described in, and subject to shareholder approval of, Proposal No. 2.

(7)
Mr. Wagenheim may be deemed to be the indirect beneficial owner of the securities held by Brewing Ventures LLC. The number of shares reported in this proxy statement as beneficially owned by Mr. Wagenheim includes the 96,979 shares held by Brewing Ventures LLC.

(8)
Includes 102,914 shares purchasable upon the exercise of options within 60 days of February 1, 2011.

(9)
Includes 56,249 shares purchasable upon the exercise of options within 60 days of February 1, 2011.

(10)
Includes 43,746 shares purchasable upon the exercise of options within 60 days of February 1, 2011.

(11)
Mr. Avery may be deemed to be the indirect beneficial owner of the securities held by Avery Brothers, LLC. The number of shares reported in this proxy statement as beneficially owned by Mr. Avery includes the 10,000 shares held by Avery Brothers, LLC.

(12)
Includes 2,930 shares purchasable upon the exercise of warrants and 2,000 shares held by Mr. Longtin's spouse's IRA.

(13)
Includes 88,048 shares purchasable upon the exercise of warrants and 214,324 shares purchasable upon the exercise of options within 60 days of February 1, 2011. Also includes securities held by DHW, Brewing Ventures LLC, Avery Brothers, LLC and Mr. Longtin's spouse's IRA.

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  EXHIBIT 10.3
VOTING AGREEMENT AND IRREVOCABLE PROXY
RECITALS
Schedule A
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT